TERM SHEET

December 15, 2021

Mr. Henry D. Fahman
Chief Executive Officer
Phi Group, Inc.
2323 Main Street, Irvine, CA 92614, USA
Telephone: +17146420571
Email: henry@phiglobal.com ("PHI ")

RE: Proposed financing (the "Proposed Financing") For The refinancing and reinvesting in multiple projects from various companies and industries under the umbrella of PHI Group, Inc Project ("Project") For Phi Group, Inc

Dear Henry D. Fahman,

The following represents a summary of the terms of our proposal with respect to the on-going discussion regarding the Proposed Financing. We appreciate the time and energy you and your team have afforded us in discussing this opportunity and the information that has been provided thus far.

As we continue to spend time evaluating the project, we believe GEZA HOLDING AG. ("**GEZA**") will bring unique value and capabilities by accelerating the development and growth of the Project through the Proposed Financing.

This term sheet is intended to serve as a basis for further discussions and negotiations between GEZA and Phi Group, Inc. (the "**Parties**")with respect to the Proposed Financing.

The Parties agree and acknowledge that this Term sheet is not intended to, nor does it create, a legally binding obligation to proceed with the Proposed Financing and no such obligation will arise unless and until binding Heads and/or a binding definitive agreement is agreed and executed by the Parties (the "**Definitive Agreement**").

The matters set forth are not intended to and do not constitute a binding agreement between the Parties, except that the following matters listed in paragraphs 1 (*Confidentiality*) to 11 (*Jurisdiction*) below are intended to be binding between the Parties:

1. **Confidentiality**: The contents of this term sheet and negotiations hereunder are intended to be confidential and are not to be discussed with or disclosed to any third party, except (i) with the express prior written consent of the other Party hereto; (ii) as may be required or appropriate in response to any summons, subpoena or discovery order or to comply with any applicable law, order, regulation, ruling, stock exchange or national market rule; provided that (a) the disclosing Party seeks, under applicable law, confidential treatment for such information by the governmental or regulatory authority or such other recipient, where appropriate, and (b) prior to such disclosure, the other Party is given prompt written notice of the disclosure requirement so that it may take whatever action it deems appropriate, including intervention in any proceeding and the seeking of an injunction to prohibit such disclosure; or (iii) to financial advisors, legal counsel and other consultants assisting such Party, or to third parties in order to obtain such consents or approvals from such third parties as may be necessary or desirable.

2. **Termination**: This Term sheet shall commence on the date of this Term sheet and shall continue until the earliest to occur of:

   a. termination by either Party upon not less than five (5) days prior written notice to the other Party provide the earliest such termination may occur is fourteen (14) days from the date that this term sheet is executed by each of the Parties; or

Deductions Provisions: Any and all payments made or to be made in relation to the financing arrangements shall be made free and clear of and without deduction(s) or with-holdings except deduction(s) or with-holdings specifically to be mentioned in the Definitive Agreements such as withholding tax etc. as may be applicable.

Governing Law: This Term sheet shall be governed by and construed in accordance with the laws of England and Wales. All disputes arising from or relating to this Term sheet including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Arbitration Rules of the LCIA Arbitration Centre, which rules are deemed to be incorporated into this paragraph. The number of arbitrators shall be three. The seat, or legal place, of arbitration shall be the Swiss Financial Market Supervisory Authority.

We hope that this proposal is satisfactory and we are very excited about the potential opportunity and hope that you are equally interested in proceeding in a constructive and expeditious dialogue.

As a reminder, the non-binding terms set out in this Term sheet have not yet been approved by GEZA, its Board of Directors or Investment Committee, and is, therefore, not a financing commitment.

Please sign a counterpart of this Term sheet 5 days from the day received if the general terms set out herein are acceptable to you. Until and unless the parties mutually agree to a written formal commitment term sheet and, thereafter, definitive financing documents, either party may terminate the negotiations contemplated herein at any time, for any reason, and without liability or further obligation to the other party, by providing written notice of termination to the other party.

Signed for and on behalf of

GEZA HOLDING AG.

GEZA HOLDING AG ★ BLEICHERWEG 18, 8002 ZÜRICH SWITZERLAND ★ SIGN.: DATE:

By: /s/ Eva Rutschmann
Chief Executive Officer

Acknowledged, Agreed to and Accepted:

Signed for and on behalf of

Phi Group, Inc.

PHI GROUP, INC. CORPORATE SEAL 1982 WYOMING

By: /s/
Henry D. Fahman.
Chairman and CEO